Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-232685 of our report dated April 26, 2019 (September 16, 2019, as to the effects of the reverse stock split described in Notes 2 and 19), relating to the consolidated financial statements of Oportun Financial Corporation and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

September 16, 2019